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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64280
PROSPECTUS

                                   [LOGO] 3D

                            CONSTELLATION 3D, INC.

                       1,605,713 Shares of Common Stock

   This prospectus relates to the offering, which is not being underwritten, of 1,605,713 shares of our common stock by some of our current stockholders and holders of warrants listed on page 14. We refer to these stockholders and holders of warrants as selling stockholders in this document. We issued 1,235,713 shares of our common stock being sold by these selling stockholders. 370,000 shares of our common stock being sold by the selling stockholders are issuable upon the exercise of warrants.

   The selling stockholders may sell their shares of common stock of Constellation 3D, Inc. in one or more transactions on the NASDAQ National Market at market prices prevailing at the time of sale or in private transactions at negotiated prices. We will not receive any of the proceeds from the sale of the common stock sold by selling stockholders, except that we may receive the exercise price from the exercise of warrants underlying the common stock registered.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ''RISK FACTORS'' BEGINNING ON PAGE 3.

   Our common stock is traded on the NASDAQ National Market under the symbol ''CDDD.'' On July 27, 2001, the last sales price of our common stock as reported on the NASDAQ National Market was $3.22 per share.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is July 30, 2001.

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                               TABLE OF CONTENTS

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                                                  Page
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
Summary..........................................   1
Risk Factors.....................................   3
Forward Looking Statements.......................  10
Use of Proceeds..................................  11
Selling Stockholders.............................  11
Plan of Distribution.............................  12
Description of Our Securities....................  14
Legal Matters....................................  17
Experts..........................................  17
Where You Can Find More Information..............  17

                               -----------------

   You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The stockholders selling common stock under this prospectus will not make an offer of their shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Our business, financial condition, results of operations, cash flows, and prospects may have changed since that date.

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                                    Summary

   This summary highlights certain information contained in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

   Except where the context would indicate otherwise, we use the terms "we," "us," "our," the "Corporation," and "C3D" to mean Constellation 3D, Inc., a Delaware corporation, and its subsidiaries in this prospectus.

   On January 9, 2001, Constellation 3D, Inc., a Florida corporation, incorporated us for the purpose of changing its state of incorporation from Florida to Delaware through a statutory merger with us. As a result of the merger effective in Delaware on February 6, 2001, we, as a surviving corporation of the merger, succeeded to all of assets and liabilities of Constellation 3D, Inc., a Florida corporation. We have also inherited the reporting history under the Securities Exchange Act of 1934 (Exchange Act) and the business history of Constellation 3D, Inc., a Florida corporation. All references to us in this prospectus in connection with events that occurred prior to February 6, 2001 presume that we are a successor to Constellation 3D, Inc., a Florida corporation.

   We are a development stage company engaged in a research and development program to launch the mass-market production of a technology called Fluorescent Memory Technology (also known as Fluorescent Media Disc and Florescent Memory Card Technology, FMD and FMC Technology, FMD/C Technology and by other substantially similar names). We began operations as of October 1, 1999 and have no prior operating history other than that associated with the acquisition of certain assets of Constellation 3D Technology Limited, a British Virgin Islands company (Constellation Tech), which primarily performed research and development of three-dimensional technology for the storage of digital information on disc. However, some of our subsidiaries were in operation before October 1, 1999, when Constellation 3D Holdings Limited, an Irish company (Constellation Holdings), or Constellation Tech owned them.

   We have no revenue history and therefore have not achieved profitability. We are an international enterprise headquartered in New York, New York, with operations in the United States, Israel, Russia and the Ukraine.

   Our mission is to develop state-of-the-art technologies and products to serve the growing data storage needs of customers in government, business, education and consumer segments through continuous research and product innovation. By providing new data storage solutions to our customers through joint ventures, strategic alliances, and licensing agreements, we intend to have a substantial presence in the removable data storage market.

   Our technology focuses upon the concept of the volumetric storage of information. FMD Technology records data on multiple layers located inside a disk or a card, as opposed to the single or double layer method available in compact discs and DVDs. The recording, reading and storing of the information uses fluorescent materials embedded in pits and grooves in each of the layers. The fluorescent material emits radiation when excited by an external light source. The FMD Technology then decodes the information as modulations of the intensity of the emitted radiation.

   Our research has determined that these fluorescent multilayer disks and cards furnish the user with considerably improved capacity and deliver substantial performance advantages when compared to the CDs and DVDs currently produced.

   Given the licensing and joint venture development aspects of our business model, we have established corporate goals and strategies that will guide the process of bringing products based on our technology to market. These goals include:

   .   the identification of key strategic market segments;

   .   the creation of marketable products demanded by these segments;


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   .   the development of business relationships with best-in-class partners in these segments;

   . the establishment of FMD/C as an industry standard for the next generation of removable optical data storage; and

   . the creation of strong brand awareness and recognition of our technology.

   We intend to bring our products to market as quickly as possible, and we will focus on markets where we can expect to gain a significant market share and thereby achieve the maximum return for each marketing dollar spent, both financially and strategically. We intend to leverage our experience within these segments to cross over from specific niche markets into broader mainstream markets.

   The exploitation of key market segments will coincide with development milestones relating to FMD/C technology. We expect to focus first on creating relationships regarding Read Only Memory (ROM) products, followed by Write Once Read Many Times (WORM) and then Rewritable (R/W) and hybrid ROM-R-R/W products. Exceptions to this strategy may occur, such as the possible determination during the ROM phase of certain key strategic relationships regarding WORM and R/W drives and media.

   Potential roadblocks to the introduction of FMD/C technology include:

   . the willingness of content and application providers to accept the new media standards and to release valuable content for the media;

   . acceptance, by media and drive manufacturers, of our royalty pricing scheme; and

   . creation of a critical mass of initial partners able to ensure broad acceptance and adoption of our technology and its associated standards.

   We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D." All other product and brand names mentioned in the prospectus are the property of their respective owners.
   Our principal executive offices are located at 805 Third Avenue, 14th Floor, New York, NY 10022, and our telephone number is (212) 308-3572.

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                                 RISK FACTORS

   Our prospects are subject to certain risks and uncertainties. You should carefully consider the following risk factors before making an investment decision. The following risks and uncertainties are not the only ones we face. Risks and uncertainties which either we do not know about or we currently believe are immaterial may also materially impair our business operations.

   If any of the following risks occur, our business, results of operations, financial position or cash flows, could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

Business Related Risks

  We have no history of revenue, and expect to continue to incur operating losses until such time as our first generation products achieve commercial acceptance.

   As a research and development company, we have no revenue history and therefore we have not achieved profitability. We expect to continue to incur operating losses for the foreseeable future. We have a cumulative loss since inception through March 31, 2001 of $35,896,219. We incurred a net loss of $4,977,680 for the three months ended March 31, 2001, $20,247,205 for the year ended December 31, 2000, $4,866,687 for the year ended December 31, 1999, and $3,191,902 for the year ended December 31, 1998. We have never generated profits, and there is no assurance that, in the future, we will be profitable on a quarterly or annual basis. In addition, over the next twelve months, we plan to increase operating expenses in order to fund research and development and increase administration resources. However, we anticipate receiving revenues at the earliest by the first quarter of 2002. Nevertheless, it is possible that our revenues may never be sufficient to recognize a profit.

  We will need to raise additional capital to sustain operations, and we cannot assure you that we can continue to raise sufficient capital to fund operations for the foreseeable future.

   Because we are a research and development company in the data storage technology field, we continually expend large amounts of capital over short periods of time. We cannot assure you that any revenues generated in the future, if any, will be sufficient to finance the complete cost of our research and development. We will require additional funds before we achieve positive cash flow from operations. Our future capital requirements and profitability depend on many factors, such as the timely success of product development projects, the timeliness and success of joint venture and corporate alliance strategies and our marketing efforts. We are actively in the process of raising additional capital. We decided to let our firm offer for an equity credit line of at least $25 million expire on June 15, 2001 as we explore other financing alternatives. Terms on which we may raise additional capital may include restrictions that could make payments of existing debts difficult, create difficulties in obtaining future financings, limit our options for changing the business and cause substantial cash flow problems. We cannot assure you that additional financing or additional funds will be available when we need them or, if available, on terms acceptable to us. If adequate funds are not available, we may not be able to continue. Any additional stock or convertible debt financing which we obtain, if any, could result in substantial dilution to stockholders.

  We have a limited operating history that began in 1997 and may encounter difficulties typical to new operations.

   Some of our subsidiaries began operating in January 1997, when they continued to perform research and development of three-dimensional technology for the storage of digital information on disc that some of our present scientists had begun in 1995.

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   Since we are a new operation, we may encounter problems, expenses, difficulties, complications, and delays typical to new operations. Primarily, there is the risk that we may not be able to transform the technology that we developed into commercially profitable products. Also, there is the risk that once another company or we introduce the products into the market place, the market will not accept or adopt our products.

  We conduct operations in countries with a recent history of economic and political instability, and this instability may have a material adverse impact on our financial condition.

   In addition to our activities in the United States, we conduct business operations in Israel, Russia and the Ukraine. In recent history, these three nations have experienced significant economic and political instability. It is possible that present or future economic or political instability in these nations will have a material adverse impact on our ability to conduct business or on our financial condition.

  Economic instability in the foreign nations in which we operate might result from or lead to inflation, high interest rates and social unrest, which could adversely affect our operations and performance.

   Economic instability may encompass unstable price levels such as inflation, unstable interest levels or rates, such as fluctuation of capital, and social unrest that could adversely affect our operations and performance.

   The rate of inflation in Israel, Russia and the Ukraine has not materially adversely affected our financial condition. It is impossible for us to predict whether the rate of inflation in Israel, Russia or the Ukraine will materially adversely affect our future financial condition. However, we believe that it is possible that such adverse effects might result in the future. On numerous occasions in the past, high rates of inflation have occurred in Israel, Russia and the Ukraine. High inflation may reoccur in the future, causing insecurity and uneasiness in the local populace in general, including our employees. In these situations, there is often a concern about the increasing cost of living and attempts to keep pace with it. This situation by itself might adversely affect our performance. Whenever the currency exchange rate does not proportionally match inflation, as it has happened as a matter of governmental policy in such countries as Israel and Russia, generally there is an increase in the costs to us in U.S. dollars. Such increases in costs might materially adversely affect our financial condition. Presently, we do not have a hedging policy for protection against changes in the dollar costs of our activities.

   Changes and fluctuations in interest rates might affect our operations in Israel, Russia and the Ukraine. The changes in interest rates might create either investment or disinvestment that might affect the economy of an entire country, and thus also our employees. Because we finance most of our non-U.S. operations in U.S. dollars, and since we expect that this financing will continue in the future, we believe that local interest rate fluctuations will not have a material adverse impact on our financial condition.

   The economic situation in Israel, Russia and the Ukraine might eventually develop into extended social unrest. Such social unrest might materially adversely affect the financial performance of our local, as well as the overall operations.

   Political instability in the foreign nations in which we operate might result from or lead to military confrontation, frequent changes in national governments, terrorism and corruption which could adversely affect our operations and performance.

   We do not possess political risk or other insurance to protect against business interruption losses caused by political acts.

   Israel's physical security and integrity have been at risk since Israel's inception as a modern nation. Israel and Syria have attempted to restart peace negotiations. However, there is no formal peace between Israel and Syria or Lebanon. Additionally, there are conflicts between Israel and Iraq and between Israel and Iran. Israel and

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the Palestinian Authority have been conducting negotiations regarding the legal status of the West Bank, Gaza Strip and Jerusalem, the current Israeli capital. In connection with those negotiations and their results, violent activity occurred, and is expected to reoccur. Therefore, to the extent that we have operations in Israel, there is a risk that the political instability will have an adverse impact on our ability to conduct business. It is highly unlikely, but possible, that Israel's compulsory military service obligation for its citizens, which lasts until an individual is 45 years of age, could disrupt the scheduled work of the Israeli research and development facility. This obligation could delay the commercial launch of the planned volumetric storage product line and materially adversely affect our results of operations and financial condition.

   Russia's significant political and economic instability could have a material adverse effect on the results of our operations and the market price of our stock. Russia has incurred significant debt, which it may fail to repay on a timely basis. Russian currency, the ruble, has encountered foreign exchange volatility. The Russian government has experienced frequent political instability and change, including wars inside Russia, acts of terrorism, power struggles among government officials and among big commercial enterprises. In recent years parties with radical positions regarding intervention of the government in the economy, like the Communist Party, have gained in influence. We do not believe that these activities have had a materially adverse effect on us. However, in the future, such factors may have a material adverse effect on our operations. Difficulties in protecting and enforcing our rights and future changes to local laws and regulations could adversely affect our ability to conduct operations in Russia.

   Additional strains on the local operations might result from other factors, such as the delay of Moscow banks in acknowledging wire transfers of funds into Russia. These delays can range from a day to a week. Also, Moscow banks often charge very expensive and somewhat arbitrary fees for wire transfers.

   Like Russia, the Ukraine has experienced significant political and economic change. The Ukrainian economy is less developed than that of Russia and is susceptible to most of the same economic risks as Russia, including governmental debt defaults or restructurings, currency restrictions, foreign exchange volatility and political instability. Economic or political instability in the Ukraine might have a material adverse impact on our ability to conduct business or on our financial condition.

  We do not enter into derivative transactions to hedge market risk in Russia, Israel or the Ukraine, and market fluctuation may adversely affect our Russian, Israeli and Ukrainian operations.

   We cannot provide any assurance that future developments in each respective country will not generally have an adverse effect on our financial condition. Therefore, we do not anticipate that we will enter into derivative transactions, such as foreign currency forward or option contracts, to hedge against known or forecasted market changes.

  We may require additional technology in order to successfully develop and license our technology.

   We believe that we have developed a substantial amount of technology for our products. Nevertheless, if we cannot develop the additional technology that we need in order to be able to sell the products, we may have to purchase technology from others. We cannot promise or accurately forecast whether we will succeed in performing these acquisitions.

  We depend upon, and could become unable to maintain or attract, knowledgeable and experienced personnel vital to our financial success.

   In order to succeed, we depend upon our ability to attract and retain highly qualified technical and management personnel, including experts in the field of data storage technology and the sciences underlying such technology. These individuals are in high demand and are often subject to competing offers. We face competition for such personnel from other companies, research and academic institutions, government entities and other

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organizations. We cannot assure you that we will be able to attract and retain other qualified personnel we need for the business. Furthermore, we do not currently maintain "key man" insurance for any personnel.

  Provisions of corporate law and our certificate of incorporation could deter takeover attempts.

   The provisions of the corporate law of our state of incorporation and our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if the change of control would benefit the stockholders.

  We cannot assure you that we will successfully protect our Fluorescent Memory Technology and enforce our intellectual property rights.

   Although we intend to rely on trade secret, trademark, copyright and other intellectual property laws to protect our Fluorescent Memory Technology, we currently rely almost entirely on patent laws for protection. While we intend to vigorously enforce our intellectual property rights, we cannot assure you that the steps taken to protect the Fluorescent Memory Technology and to enforce the rights will be successful. Through our wholly owned subsidiary, TriDStore IP, L.L.C., as of June 11, 2001, we individually held nine U.S. patents, more than sixty U.S. and foreign regular patent applications, eighteen pending U.S. provisional patent applications, and thirteen international patent applications pursuant to the Patent Cooperation Treaty (PCT). In addition, our subsidiary, Velor Incorporated has pending two U.S. provisional patent applications, one U.S. patent application, and one international patent application pursuant to the PCT. We cannot assure you that we will timely exercise the right to convert provisional or PCT patent applications into U.S. or foreign patent applications or that patent authorities will issue patents based on patent applications now pending or expected to be filed.

   We expect to develop trade secrets and may seek patent or copyright protection for trade secrets. We cannot assure you that we will develop trade secrets or seek patent or copyright protection for any or all of them. We have entered into and intend to enter into confidentiality and non-disclosure agreements to protect one or more trade secrets which we or our employees or independent contractors may develop, but we cannot assure you that we will do so or that the appropriate parties will maintain the confidentiality necessary to protect our trade secrets. A failure to maintain one or more trade secrets could have a material adverse financial impact on us.

   We may offer products in the U.S. and in foreign countries based on the patented Fluorescent Memory Technology. However, certain countries in the Pacific Rim and elsewhere may not offer the same degree of intellectual property protection that the U.S., European Community and Japan afford. Therefore, we may be unable to enforce our patent rights in those jurisdictions, even if we are able to obtain intellectual property rights.

   We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D". We cannot assure you that these applications will mature into registrations or that we will even use these marks. Furthermore, we acquired the internet domain names "C-3D.NET," "C-TRID.COM," "C-TRID.NET", "C3DINC.COM", "CONSTELLATION3D.COM", and "CONSTELLATION3D.NET". Currently, we maintain a web site at http: //www.c-3d.net.

   We cannot guarantee that any patents, copyrights, trade secrets, trademark or domain names that we developed or obtained will provide sufficient value or protection to us. Furthermore, we cannot assure you that other parties will not challenge the validity or that other parties will not assert affirmative defenses to infringement or dilution. If another party succeeds in developing data storage technology comparable to Fluorescent Memory Technology without infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights, our financial condition may materially suffer.

  Due to potential intellectual property claims and litigation that parties may initiate against us, we may suffer economic losses and become unable to research, develop or license the sale or manufacture of the technology.

   As it is typical in the data storage industry, other parties may in the future notify us of claims that may be infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights. It is

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impossible to predict the outcome of such potential claims, and we cannot assure you that the relevant authorities will resolve the potential claims in our favor. We also cannot assure you that an unfavorable resolution of a claim will not have a material adverse effect on our business or financial results. In particular, there has been significant litigation in the data storage industry relating to infringement of patents and other intellectual property rights. We cannot assure you that future intellectual property claims will not result in litigation. If another party were to establish infringement, dilution, misuse, misappropriation or any other intellectual property rights violation, we or our joint ventures might have to pay substantial damages, or courts might enjoin us from developing, marketing, manufacturing and selling the infringing products in one or more countries. In addition, the costs of engaging in intellectual property litigation can be substantial regardless of outcome. If we seek licensure for intellectual property that we cannot otherwise lawfully use, we cannot assure you that we will be able to obtain such licensure on satisfactory terms.

  We might not own intellectual property that we believe we own or that we need in order to successfully research, develop and license our technology.

   In the future, a court, patent office or other authority may deem one of our employees or contractors and not us to be the legal owner of one or more patents, patent applications or other intellectual property, which is material to protecting our data storage technology. We typically require that our employees and contractors assign to us all right, title and interest in and to the intellectual property that was developed for us. However, we cannot assure you that we will obtain legal ownership of one or more licenses to use the intellectual property, which an authority deems to be the property of our employee or contractor, on satisfactory terms. Our failure to obtain the legal ownership of, or one or more licenses to use, the intellectual property may have a material adverse effect on our business or financial results.

  We may eventually face inherent business risk of exposure to product liability claims, which may have a material adverse impact on our financial condition.

   Currently, our technology is not mass manufactured and we do not expect that anyone will mass manufacture our technology in the immediate future. Possible future product liability lawsuits may affect the reputation of our future products and services or otherwise diminish our financial results even though we may obtain additional product liability insurance. We currently have product liability insurance with an aggregate of $2 million. We may protect ourselves against product liability claims by contractually requiring the joint ventures and licensees:

   . to have continuous quality control inspections, detailed training and instructions in the manufacture of our products;

   . to indemnify us for damages caused by tortuous acts or omissions of the joint venture or licensee; or

   .   to obtain and maintain adequate product liability insurance.

   If injured persons bring product liability suits, we cannot assure you that any existing product liability insurance of a joint venture or any existing indemnification by joint ventures will adequately cover the liability claims. In addition, we cannot assure you that product liability insurance will be available to the joint ventures in sufficient amounts and at acceptable costs.

  We may be unable to obtain sufficient components on commercially reasonable or satisfactory terms, which may have a material adverse impact on our financial condition.

   It is common in the data storage technology manufacturing and assembly industry for certain components to be available only from a few or sole-source suppliers. However, we cannot assure you that the key components for future products will be available from a number of source suppliers. Therefore, we and joint ventures and licensees may experience difficulty in obtaining a sufficient supply of key components on a timely basis. We

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intend to develop relationships with qualified manufacturers with the goal of securing high-volume manufacturing capabilities, thus controlling the cost of current and future models of our future products.

   We cannot assure you that we will be able to obtain a sufficient supply of components on a timely basis or on commercially reasonable terms or realize any future cost savings. The same supply and cost problems could adversely affect our sales of products. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays, could prevent joint ventures from producing sufficient quantities of our products to satisfy market demand. Additionally, in the case of a component purchased exclusively from one supplier, joint ventures could become unable to produce any quantity of the affected products until the component becomes available from an alternative source. These problems could cause delays to product shipments, thereby increasing the joint venture's material or manufacturing costs or causing an imbalance in the inventory levels of certain components. Moreover, difficulties in obtaining sufficient components may cause joint ventures and licensees to modify the design of our products to use a more readily available component. These design modifications may result in product performance problems. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect our business and financial results.

  We may become financially dependent on one or a small number of customers.

   Because we are a research and development company, we have not developed a customer base for our products. We intend to establish joint ventures and licensing arrangements with strategic partners to market and sell Fluorescent Memory Technology. In the future, it is possible that we, the joint ventures and licensees will have sales to one or a small number of customers which equal ten percent or more of our consolidated revenues.

  Our officers spend time on projects that bear no relation to our activities.

   Some of our officers, notably Michael Goldberg and Lev Zaidenberg, serve as directors, officers or employees of other companies. While we believe that the officers will be devoting adequate time to effectively manage us, we cannot assure you that their other positions will not negatively impact their duties and that the impact will not have a material adverse effect on our financial condition. We believe that the other company positions of our officers do not raise actual or potential conflicts of interest that could interfere with the carrying out of their respective duties at our company.

  Our expected products may be subject to various legal and regulatory controls.

   We are unaware of any particular electrical, telecommunication, environmental, health or safety laws and standards that will apply to our products. While we do not anticipate special regulations of our products, we cannot assure you that we will not have to comply with laws and regulations of domestic, international or foreign governmental or legal authorities. Compliance with these laws and regulations could have a material adverse affect on us. The Federal Communications Commission (FCC) regulates computer hardware that contains or utilizes magnetic forces to store information. If the FCC in the future chooses to regulate fluorescent-based computer storage devices, such as our products, compliance with those regulations could have a material adverse effect on our financial condition.

  We face intense competition in the data storage technology industry.

   We estimate that there are numerous enterprises currently researching, developing or producing other types of data storage technology, which we consider to be our material competitors. The data storage technology industry is fiercely competitive, and a number of our competitors, such as EMC Corporation, Iomega Corporation and Seagate Technology, Inc. have already established their names, brands, products and technologies in the marketplace. We expect that some competitors will continue to have significant market shares. Our competitors may further increase their market shares through mergers, acquisitions and research and development.

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   While we believe that Fluorescent Memory products and joint venture and licensing strategies will result in competitive advantages, we cannot assure you that we will obtain or maintain any of such advantages over time. Furthermore, we cannot assure you that a competitor will not invent a superior technology, or that our products and services will be able to penetrate the data storage market. Many of our current and potential competitors have or may have advantages over us such as greater financial, personnel, marketing, sales and public relations resources. Existing or future competitors may develop or offer products that provide significant performance, price, creative or other advantages over products that we offer.

Risks Related to Our Common Stock

  The market price of our common stock may fluctuate significantly.

   The stock market in general and the market for shares in technology companies in particular have recently experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. We believe that the principal factors that may cause price fluctuations are:

   .   fluctuations in our financial results;

   .   fluctuations in our product development timetables;

   . general conditions and development in the technology industries and the worldwide economy;

   .   conditions and expectations regarding the data storage markets;

   .   sales of our common stock into the marketplace;

   .   the number of market makers for our common stock;

   . announcements of technological innovations or new or enhanced products by us or our competitors;

   . a shortfall in revenue, gross margin, earnings or other financial results from operations or changes in analysts' expectations;

   . developments in our relationships with our suppliers and potential customers; and

   . significant operating and interest charges as a result of our need to obtain future financing or services.

   We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance. The sales of a substantial number of shares of our common stock after the filing of this registration statement could adversely affect the market price of our common stock by introducing new sellers to the market. Given the potential for fluctuations in the price of our shares, these sales could cause the market price of our common stock to decline.

  Investors who need immediate or future income should refrain from the purchase of our common stock.

   We do not intend to pay dividends to the holders of our outstanding common stock in the foreseeable future. Investors who need immediate or future income by way of dividends from their investment should refrain from the purchase of our common stock.

  The market price of our common stock may decrease if a large number of shares are sold in the future.

   Future sales of our common stock in the public market, or the issuance of shares of common stock upon the exercise of stock options and warrants or otherwise, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity or equity-related securities. As of June 27, 2001, the following number of shares of common stock were issued or issuable:


Issued and outstanding(1)......................................... 45,391,344
Issuable upon exercise of outstanding warrants whether or not currently-exercisable(2)........................................  2,300,050
Issuable upon exercise of outstanding stock options whether or not currently exercisable...........................................  6,727,715
Issuable upon conversion of convertible loans(3)..................    319,913

--------
(1)Excluding 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries.
(2)Currently exercisable at exercise prices ranging from $0.001 to $14.6656 per share.
(3)A loan of $4,000,000 provided by Sands Brothers Venture Capital Associates LLC convertible at $17.65 per share and a loan of $1,000,000 provided by Constellation 3D Technology Limited convertible at $10.72 per share.

   As of June 27, 2001, of the 45,391,344 issued and outstanding shares identified in the table above, 31,197,304 were restricted securities (i.e., excluding 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries) within the meaning of Rule 144 under the Securities Act of 1933 (Securities Act), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Such restricted securities are eligible for sale in the public market subject to compliance with Rule 144. In addition, other exemptions may be available for sales of such restricted securities held by non-affiliates.

   We cannot predict the effect, if any, that market sales of shares of common stock, or the availability of such shares of common stock for sale, will have on the market price of the shares of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares of common stock and could impair our ability to raise capital through an offering of our equity securities.

                          FORWARD LOOKING STATEMENTS

   Some of the information in this prospectus or the documents we incorporate by reference in this prospectus may contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking language such as "will likely result," "may," "believes," "is expected to," "is anticipated to," "is forecasted to," "is designed to," "plans to," "predicts," "seeks," "estimates," "projects," "intends to" or other similar words. Important factors that could cause actual results to differ materially from expectations include:

   .   failure to raise sufficient capital to fund business operating plans;

   .   market conditions and demand for new data storage technology;

   . our competitors' ability to successfully develop new technologies to satisfy demand for data storage;

   . difficulties in achieving sales, gross margin and operating expense targets based on competitive market factors;

   . difficulties in competing successfully in the markets for new products with established and emerging competitors;

   . difficulties with single source supplies, product defects or product delays;

   . difficulties in forming and maintaining successful joint venture relationships;

   .   difficulties in negotiating and receiving licensing royalties;

   . difficulties in obtaining, maintaining and using intellectual property protections;

   .   changes in data storage technological protocols and standards;

   .   volatility in interest rates and currency exchange rates;

   . difficulties in state, federal, foreign and international regulation and licensing requirements;

   . economic and political instability in the foreign countries where we conduct operations;

   .   litigation actions by directors, employees, investors and others;

   .   limited operation and management history;

   .   dependence on key personnel;

   .   effects of significant interest, compensation and consulting charges;
       and

   .   other factors discussed in this prospectus.

   All of the above factors could cause our actual results to differ materially from historical results and those we presently anticipate. When you consider forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus, including the Risk Factors beginning on page 5.

                                USE OF PROCEEDS

   All net proceeds from the sale of our common stock will go to the stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders, except that we will receive the exercise price from the exercise of warrants underlying the common stock registered. The proceeds from the exercise of warrants by cash payment will be used for working capital and other general corporate purposes.

                             SELLING STOCKHOLDERS

   The following table provides certain information regarding the ownership of our common stock by the selling stockholders prior to and after the offering. We assume that the selling stockholders will sell all of the common stock that we are registering with this prospectus and will retain all of the common stock not offered for sale under this prospectus.

                                 Number of
                                   Shares     Number of    Number of    Percent of
                                   Owned     Shares Being    Shares    Shares Owned
                                Prior to the Offered for  Owned After   After the
Selling Stockholders            Offering(1)      Sale     the Offering   Offering
--------------------            ------------ ------------ ------------ ------------
Clearview Capital (UK) Ltd.....    120,000     120,000(1)         --        --
EpiCenter Venture Finance, Ltd.    416,330     201,954(2)    214,376        *
Focus Tech Investments, Inc....     50,000      50,000(3)         --        --
Halifax Fund, L.P..............  2,423,290     740,304(4)  1,682,986       3.7%
Jacqueline Hershkovitz.........     27,870      19,710(5)      8,160        *
Sands Brothers & Co., Ltd......    200,000     200,000(6)         --        --
TCO Investment, Inc............    114,215      30,853(7)     83,362        *
Winnburn Advisory..............    500,724     242,892(8)    257,832        *

--------
(1)The information regarding the number of shares owned by our selling stockholders prior to the offering is based on the data provided to us by our transfer agent as of June 27, 2001.

*  Ownership of less than 1%.

(1)Represents the warrant to purchase 120,000 shares of our common stock at an exercise price of $0.01 per share. The warrant is immediately exercisable as of May 29, 2001.
(2)Represents 201,954 shares of our common stock.
(3)Represents the warrant to purchase 50,000 shares of our common stock at an exercise price of $10.15313 per share. The warrant is immediately exercisable as of May 15, 2001.
(4)Represents 740,304 shares of our common stock.
(5)Represents 19,710 shares of our common stock.
(6)Represents the warrant to purchase 100,000 shares of our common stock at an exercise price of $3.67 per share and the warrant to purchase 100,000 shares of our common stock at an exercise price of $11 per share. The warrants are immediately exercisable as of May 31, 2001.
(7)Represents 30,853 shares of our common stock.
(8)Represents 242,892 shares of our common stock.

                             PLAN OF DISTRIBUTION

   The stockholders selling common stock under this prospectus, or their pledgees or transferees, may offer their shares of our common stock at various times through dealers or brokers or other agents or directly to one or more purchasers in one or more of the following transactions:

   . using the NASDAQ National Market or other exchange on which the common stock may be listed for trading;

   .   in the over-the-counter market;

   .   in privately negotiated transactions;

   .   in brokerage transactions;

   .   put or call option transactions;

   .   in short sales; or

   .   in a combination of any of the above transactions.

   The stockholders selling our common stock under this prospectus may sell their shares:

   .   at market prices prevailing at the time of sale;

   .   at prices related to those prevailing market prices; or

   .   at negotiated prices.

   These selling stockholders may use brokers, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the stockholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. The discounts, concessions or commissions as to a particular broker, dealer or other agent may be in excess of those customary in the type of transaction involved.

   The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock or of securities convertible into or exchangeable for the common stock in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to those broker-dealers or other financial institutions of the common stock offered by this prospectus, which common stock the broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect the transaction).

   This prospectus also may be used, with our consent, by donees or pledgees of the stockholders selling common stock under this prospectus, or by other persons acquiring common stock from these stockholders and who wish to offer and sell that common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth:

   .   the names of donees or pledgees of the stockholders;

   .   the number of shares of common stock involved;

   .   the price at which those shares are sold;

   . the commissions paid or discounts or concessions allowed, where applicable; and

   . any other material information with respect to the plan of distribution not previously disclosed.

   Upon a selling stockholder notifying us that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, as amended, disclosing:

   . the name of each selling stockholder and of the participating broker-dealer;

   .   the number of shares involved;

   .   the initial price at which the shares were sold;

   . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

   . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

   .   other facts material to the transactions.

   Additionally, upon a selling stockholder notifying us that a donee or a pledgee intends to sell more than 1,000 shares, we may file a supplement to this prospectus.

   Neither we nor the stockholders selling common stock under this prospectus can presently estimate the amount of this compensation. We know of no existing arrangements between any stockholder and any other stockholder, broker, dealer or other agent relating to the sale or distribution of the common stock. Under applicable rules and regulations under the Exchange Act, as amended, any person engaged in a distribution of any of the common stock may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of that distribution.

   The stockholders selling common stock under this prospectus will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by those stockholders. All of this may affect the marketability of the common stock.

   We will pay substantially all of the expenses incident to this offering other than commissions, concessions and discounts of brokers, dealers or other agents or the legal fees of the selling stockholders' counsel. Each stockholder selling common stock under this prospectus may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling stockholders and may agree to indemnify any statutory ''underwriters'' and controlling persons of those ''underwriters'' against certain liabilities, including certain liabilities under the Securities Act. In order to comply with certain states' securities laws, if applicable, the common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

                         DESCRIPTION OF OUR SECURITIES

   Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share.

Common Stock

   As of June 27, 2001, there were approximately 45,391,344 shares of our common stock outstanding held of record by approximately 93 stockholders, excluding 500,000 shares owned by Constellation 3D Trust LLC, one of our wholly-owned subsidiaries. Our common stock is traded on the NASDAQ National Market under the symbol ''CDDD.''

   Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders may not cumulate their votes in connection with the election of directors. The directors are elected by the plurality of the votes of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. A director may be removed from office with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Our stockholders can take an action upon the affirmative vote of the majority of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote at such meeting in favor of such action or upon the unanimous written consent of our stockholders to such action.

   The holders of our common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Antitakeover Provisions

   Section 203 of the Delaware General Corporation Law, as amended from time to time (DGCL), generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An ''interested stockholder'' under the DGCL is any person, other than the corporation and its majority-owned subsidiaries, who owns 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and owned at least 15% of the outstanding voting stock of the corporation within the preceding three years.

   A Delaware corporation may choose not to be subject to Section 203 by including in its original certificate of incorporation a provision that expressly elects not to be governed by this section. Section Twelfth of our original certificate of incorporation states that we elect not to be governed by Section 203 of the DGCL.

   Our certificate of incorporation includes certain sections that may in certain circumstances be interpreted or referred to as anti-takeover provisions because they may make it more difficult to obtain control of us without the cooperation of our board of directors. The following provisions included into our certificate of incorporation are neither the result of any specific efforts by any third party to take over us nor our willingness to have anti-takeover provisions:

   . a provision giving us the authority to issue 100 million shares of our common stock;

   . a provision allowing our stockholders to call a special meeting of stockholders when holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting demand such special meeting of stockholders; and

   . a provision allowing our stockholders to take an action without an annual or special meeting only by unanimous written consent of stockholders.

   The over-all effect of these provisions of our certificate of incorporation may eventually be to render it more difficult and to discourage a potential merger, tender offer or other offer for our securities, a proxy contest, or the removal of our incumbent directors and management.

Indemnification and Registration Rights

   As of December 24, 1999, we entered into a registration rights agreement with Winnburn Advisory. In the registration rights agreement, we agreed to indemnify this selling stockholder against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus or any violation of the Securities Act or state securities laws. We agreed to reimburse this selling stockholder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action. However, we are not obligated to indemnify this selling stockholder if the material misstatement or omission or any other violation stated above were caused by or contained in any information furnished in writing to us by this selling stockholder expressly for use in the preparation of the registration statement, prospectus or amendment of the registration statement or prospectus. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

   Additionally, this selling stockholder agreed to indemnify us against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact or omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus, provided that we made such untrue statement or omission in reliance upon any information furnished in writing to us by this selling stockholder expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. The selling stockholder will reimburse us for any legal or other expenses reasonably incurred by us in connection with investigating or defending any such loss, claim, damage, liability or action. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement occurs without the consent of the selling stockholder.

   On August 23, 2000, we entered into the Letter Agreement with Winnburn Advisory regarding the conversion of Winnburn Advisory 8% Series C Convertible Note. The Letter Agreement contains a registration rights provision but no indemnification provisions.

   On August 17, 2000, we entered into an investment agreement with TCO Investment, Inc. The agreement contains a registration rights provision but no indemnification provisions. TCO Investment, Inc. is a selling stockholder under this prospectus.

   On August 23, 2000, we entered into two Letter Agreements with EpiCenter Venture Finance, Ltd. regarding the conversion of 8% Series C Convertible Notes. The agreements contain a registration rights provision but no indemnification provisions. EpiCenter Venture Finance, Ltd. is a selling stockholder under this prospectus.

   On August 23, 2000, we entered into the registration rights agreement with Halifax Fund, L.P., which we amended on September 19, 2000. Pursuant to the agreement, as amended, we agreed to indemnify this selling stockholder against any claims, losses, damages and liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact necessary to make the statements not misleading contained in any prospectus or registration statement or any violation of the Securities Act or any state securities law. We agreed to reimburse this selling stockholder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. We are not required to indemnify the selling stockholder for any liabilities for any untrue statement or omission that we made in reliance upon written information furnished to us by the selling stockholder for the purpose of preparing the registration statement. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

   This selling stockholder agreed to indemnify us against all claims, losses, damages and liabilities arising out of any untrue statement or alleged untrue statement of a material fact, omission or alleged omission of a material fact, upon which we relied and which was contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement. The selling stockholder agreed to reimburse us for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. The maximum amount for which this selling stockholder agreed to indemnify us will not exceed the net proceeds received by such selling stockholder from the sale of the registrable securities. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without the consent of the selling stockholder.

   On September 12, 2000, we entered into a registration rights agreement with Jacqueline Hershkovitz. Pursuant to the agreement, we agreed to indemnify this selling stockholder against all claims, losses, damages and liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact necessary to make the statements not misleading contained in any prospectus or registration statement or any violation of the Securities Act or any state securities law. We agreed to reimburse this selling stockholder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. We are not required to indemnify the selling stockholder for any liabilities for any untrue statement or omission that we made in reliance upon written information furnished to us by the selling stockholder for the purpose of preparing the registration statement. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

   This selling stockholder agreed to indemnify us against all claims, losses, damages and liabilities arising out of any untrue statement or alleged untrue statement of a material fact, omission or alleged omission of a material fact, upon which we relied and which was contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement. The selling stockholder agreed to reimburse us for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. The maximum amount for which this selling stockholder agreed to indemnify us will not exceed the net proceeds received by such selling stockholder from the sale of the registrable securities. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without the consent of the selling stockholder.

   On May 10, 2001, we entered into a consulting agreement with Focus Tech Investments, Inc. and on May 15, 2001, we issued the Common Stock Purchase Warrant to Focus Tech Investments, Inc. The Warrant does not contain any indemnification or registration rights provisions, however, pursuant to the consulting agreement, the Warrant has been included in this Form S-3. Focus Tech Investments, Inc. is a selling stockholder under this prospectus.

   On May 29, 2001, we entered into a Stipulation of Settlement with Clearview Capital (UK) Ltd., pursuant to which, we issued the Common Stock Purchase Warrant to Clearview Capital (UK) Ltd. The warrant does not contain any indemnification or registration right provisions, however, the Stipulation of Settlement required the Warrant issued to Clearview Capital (UK) Ltd. to be included in this Form S-3. Clearview Capital (UK) Ltd. is a selling stockholder under this prospectus.

   On May 31, 2001, we entered into the Settlement and Release Agreement with Sands Brothers & Co., Ltd., pursuant to which we issued the Retained Warrant Certificate and the Additional Retained Warrant Certificate to Sands Brothers & Co., Ltd. According to the Settlement and Release Agreement, Sands Brothers & Co., Ltd. is entitled to certain registration rights with respect to our common stock underlying the Retained Warrant and the Additional Retained Warrant. Sands Brothers & Co., Ltd. is a selling stockholder under this prospectus.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc. located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

                                 LEGAL MATTERS

   Michael Goldberg, our Director of Legal Affairs, provides his opinion as to the validity of the common stock offered by selling stockholders and certain other matters in connection with this offering.

                                    EXPERTS

   The audited financial statements incorporated by reference in this Prospectus and related Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, and BDO International, independent accountants, to the extent and for the periods set forth in their reports (the report of BDO International on the December 31, 1999 financial statements contained an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We regularly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also visit our Internet site (http://www.c-3d.net). The information contained on our web site does not form part of this prospectus.

   We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes our prospectus as allowed by SEC rules. This prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

   The SEC also allows us to ''incorporate by reference'' the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

   This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Craig Weiner, Chief Legal Officer, Constellation 3D, Inc., 805 Third Avenue, 14th Floor, New York, NY 10022, and telephone requests should be directed to Craig Weiner at (212) 308-3572.

   We incorporate by reference the documents listed below which we previously filed with the SEC and all amendments to such documents:

      1. our annual report on Form 10-K for the year ended December 31, 2000, which we filed on April 2, 2001;

      2. our quarterly report on Form 10-Q for the quarter ended March 31, 2001, which we filed on May 15, 2001;

      3. our current reports on Form 8-K, which we filed on January 31, 2001, February 8, 2001, March 28, 2001 and June 12, 2001; and

      4. our definitive proxy statement in connection with the annual meeting of shareholders of Constellation 3D, Inc., a Florida corporation, filed on January 16, 2001.

   All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

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   You should rely only on the information contained in this prospectus. No dealer, sales person or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                   [LOGO] 3D

                            CONSTELLATION 3D, INC.

                               1,605,713 SHARES

                                 COMMON STOCK


                               -----------------

                                  PROSPECTUS

                               -----------------


                                 July 30, 2001


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